Exhibit 23.2

Consent of Independent Auditor

Board of Directors

MedEquities Realty Trust, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333-220757 and No. 333-206519) on Form S-3 and the Registration Statements (No. 333-217890 and No. 333-214014) on Form S-8 of MedEquities Realty Trust, Inc. of our report dated March 30, 2018, related to the consolidated financial statements of GruenePointe Holdings, LLC and subsidiaries, as of December 31, 2017 and 2016, and for the years then ended, which report is included as Exhibit 99.1 in this Annual Report on Form 10-K/A.

/s/ Whitley Penn LLP

Dallas, Texas

March 30, 2018